EX 99.28(d)(39)(v)
Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and J.P. Morgan Investment Management Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the Sub-Adviser has been replaced as sub-adviser for the JNL/JPMorgan International Value Fund of the Trust.

Whereas, pursuant to this sub-adviser replacement, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to remove the JNL/JPMorgan International Value Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 28, 2015, attached hereto.

2.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 28, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 3rd day of September 2015, effective September 28, 2015.

Jackson National Asset Management, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Anna Brands
Name:	Mark D. Nerud	Name:	Anna Brands
Title:	President and CEO	Title:	Vice President

Schedule A
Dated September 28, 2015

Funds
JNL/JPMorgan MidCap Growth Fund
JNL/JPMorgan U.S. Government & Quality Bond Fund

A-1

Schedule B
Dated September 28, 2015
(Compensation)

JNL/JPMorgan MidCap Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion	0.40%
Amounts over $1 Billion	0.38%

JNL/JPMorgan U.S. Government & Quality Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	0.17%**
$200 Million to $500 Million	0.15%
$500 Million to $1 Billion	0.12%
Amounts over $1 Billion	0.10%

** When net assets drop below $500 million, the annual rate will be 0.20% for net assets between $0 to $200 million.

B-1